          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998
                                                   REGISTRATION NO.  333-_______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             FORM S-8 AND FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        CONCENTRIC NETWORK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     DELAWARE                                            65-0257497
   ------------                                          ----------
(STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                           10590 NORTH TANTAU AVENUE
                         CUPERTINO, CALIFORNIA  95014
  (ADDRESS, INCLUDING ZIP CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         DELTA INTERNET SERVICES, INC.
                            1996 STOCK OPTION PLAN
                            STOCK OPTION AGREEMENT
                               WARRANT AGREEMENT
                           (FULL TITLE OF THE PLANS)

                               HENRY R. NOTHHAFT
                            CHAIRMAN, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                        CONCENTRIC NETWORK CORPORATION
                           10590 NORTH TANTAU AVENUE
                         CUPERTINO, CALIFORNIA  95014
                                (408) 342-2800
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:
                             DAVID J. SEGRE, ESQ.
                           MICHELLE L. WHIPKEY, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                (650) 493-9300

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                                                     PROPOSED            PROPOSED
                                                               AMOUNT                MAXIMUM             MAXIMUM        AMOUNT OF
TITLE OF SECURITIES TO                                         TO BE               OFFERING PRICE       AGGREGATE      REGISTRATION
BE REGISTERED                                                REGISTERED(1)          PER SHARE         OFFERING PRICE       FEE
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR VALUE
TO BE ISSUED UNDER THE DELTA INTERNET SERVICES, INC. 1996
  STOCK OPTION PLAN........................................  66,498 SHARES              $33.37(2)      $2,219,039          $655
TO BE ISSUED UNDER A STOCK OPTION AGREEMENT................  31,398 SHARES              $18.98(3)      $  595,935          $176
ISSUED UNDER A WARRANT AGREEMENT...........................     817 SHARES              $25.42(4)      $   20,769          $  7
  TOTAL                                                      98,713 SHARES                             $2,835,743          $838
==================================================================================================================================

(1) FOR THE SOLE PURPOSE OF CALCULATING THE REGISTRATION FEE, THE NUMBER OF SHARES TO BE REGISTERED UNDER THIS REGISTRATION STATEMENT HAS BEEN BROKEN DOWN INTO THREE SUBTOTALS.
(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE PURSUANT TO RULE 457(H) UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"). THE PRICE OF $33.37 PER SHARE REPRESENTS THE WEIGHTED AVERAGE EXERCISE PRICE OF THE 66,498 SHARES SUBJECT TO OPTIONS OUTSTANDING UNDER THE DELTA INTERNET SERVICES, INC. 1996 STOCK OPTION PLAN.
(3) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE PURSUANT TO RULE 457(H) UNDER THE ACT. THE PRICE OF $18.98 PER SHARE REPRESENTS THE AVERAGE EXERCISE PRICE OF THE 31,398 SHARES SUBJECT TO OPTIONS OUTSTANDING UNDER A STOCK OPTION AGREEMENT.
(4) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE PURSUANT TO RULE 457(H) UNDER THE ACT BASED ON THE PURCHASE PRICE OF $25.42 PER SHARE COVERING 817 SHARES ISSUED UNDER THE WARRANT AGREEMENT.
================================================================================

PROSPECTUS
----------

                         CONCENTRIC NETWORK CORPORATION

                                   817 SHARES

                                  COMMON STOCK

     This Prospectus relates to 817 shares of the Common Stock ("Common Stock"), of Concentric Network Corporation, a Delaware corporation (the "Company"), which may be offered from time to time by the Selling Stockholder named herein (the "Selling Stockholder") for its own benefit. It is anticipated that the Selling Stockholder will offer the shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by such Selling Stockholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

                    ______________________________________

     The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock of the Company is traded on The Nasdaq National Market under the symbol "CNCX." On July 2, 1998, the last reported sale price of the Company's Common Stock was $34.50 per share.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
              SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                    ______________________________________

                The date of this Prospectus is July 6, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Any such request should be directed to the attention of Peter Bergeron, Secretary, at the Company's principal executive offices, 10590 N. Tantau Road, Cupertino, California 95014, telephone number (408) 342-2800.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on the Nasdaq National Market. The foregoing materials are also available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     This Prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholder, but does not contain all information set forth in the Registration Statement which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including various exhibits, may be inspected at the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549.

                                  THE COMPANY

     The Company was incorporated in Florida in 1991 under the name Engineered Video Concepts, Inc., changed its name to Concentric Research Corporation in 1992 and commenced network operations in 1994. In 1995, the Company changed its name to Concentric Network Corporation and reincorporated into Delaware in 1997. Unless the context otherwise requires, "Concentric" and the "Company" refer to Concentric Network Corporation. The address of the Company's principal executive offices is 10590 North Tantau Avenue, Cupertino, California 95014, and its telephone number at this address is (408) 342-2800.


                              SELLING STOCKHOLDER

     The Selling Stockholder is not an executive officer or director of the Company and beneficially owns less than 1% of the outstanding Common Stock of the Company prior to this offering. All of the shares of Common Stock beneficially owned by the Selling Stockholder were issued upon exercise of a warrant granted in exchange for consulting services pursuant to the terms of a Warrant Agreement. The following table shows the name of the Selling Stockholder and the number of shares of Common Stock to be sold by it pursuant to this Prospectus.

             NAME                        NUMBER OF SHARES OFFERED
             ----                        ------------------------
     The Gantry Group, L.L.C.                       817


                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholder that it intends to sell all or a portion of the shares offered hereby from time to time on The Nasdaq National Market or in the over-the-counter market and that sales will be made at prices prevailing at the time of such sales. The Selling Stockholder may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholder and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Stockholder that Regulation M promulgated under the Exchange Act may apply to sales in the market, has furnished the Selling Stockholder with a copy of this Regulation and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Upon the Company's being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, the Company may, in its discretion, file a supplemental prospectus under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurances that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder.

                     INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference into this Registration Statement and into the Prospectus relating to this Registration Statement the following documents and information heretofore filed with the Commission:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 13(a) of the Exchange Act;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed pursuant to Section 13(a) of the Exchange Act;

     3. The Company's Current Report on Form 8-K dated as of February 5, 1998, filed with the Commission on February 18, 1998, as amended by Registrant's Current Report on Form 8-K/A filed April 17, 1998;

     4. The Company's Current Report on Form 8-K dated as of June 11, 1998, filed with the Commission on June 11, 1998; and

     5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the commission on July 25, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such reports and documents.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby was passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                         CONCENTRIC NETWORK CORPORATION
                       REGISTRATION STATEMENT ON FORM S-8

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE
               ---------------------------------------

     The following documents filed by the Company with the commission are incorporated by reference into this Registration Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 13(a) of the Exchange Act;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed pursuant to Section 13(a) of the Exchange Act;

     3. The Company's Current Report on Form 8-K dated as of February 5, 1998, filed with the Commission on February 18, 1998, as amended by Registrant's Current Report on Form 8-K/A filed April 17, 1998;

     4. The Company's Current Report on Form 8-K dated as of June 11, 1998, filed with the Commission on June 11, 1998; and

     5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 25, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

ITEM 4.        DESCRIPTION OF SECURITIES
               -------------------------

     Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL
               --------------------------------------

     Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS
               -----------------------------------------

     The Registrant has entered into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts or omissions as a director or an officer, or in any other capacity in which services are rendered to the Registrant. The Registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the officer of director. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of a breach of the securities laws of the U.S.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Bylaws, as amended, provide that: (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws, as amended, are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and
(v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as amended, as well as certain additional procedural protections. The indemnification provisions in the Bylaws, as amended, and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED
                 -----------------------------------

     The issuance of the shares being offered by the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act.

ITEM 8.    EXHIBITS
           --------
EXHIBIT
NUMBER                            DOCUMENT
-------                           --------
  4.1 Delta Internet Services, Inc. 1996 Stock Option Plan, and forms of Agreements used thereunder.

  4.2     Stock Option Agreement

  4.3     Warrant Agreement and Warrant Certificate issued thereunder.

  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the Securities being registered.

 23.1     Consent of Counsel (contained in Exhibit 5.1).

 23.2     Consent of Ernst & Young LLP, Independent Auditors.

 23.3     Consent of Arthur Andersen, LLP, Independent Public Accountants

 24.1     Power of Attorney (see page II-5).

ITEM 9.    UNDERTAKINGS
           ------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Concentric Network Corporation, certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 6th day of July 1998.

                                    CONCENTRIC NETWORK CORPORATION



                                    By: /s/ Henry R. Nothhaft
                                        _______________________________________
                                        Henry R. Nothhaft
                                        Chairman, President and Chief Executive
                                        Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry R. Nothhaft and Michael F. Anthofer and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8/S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


     Signature                            Title                           Date
---------------------  --------------------------------------------  --------------
/s/ Henry R. Nothhaft
---------------------  Chairman, President and Chief Executive
Henry R. Nothhaft      Officer (Principal Executive Officer),
                       Director                                      July 6, 1998

/s/ Michael F. Anthofer
---------------------  Senior Vice President, Chief Financial
Michael F. Anthofer    Officer (Principal Financial and Accounting
                       Officer)                                      July 6, 1998

/s/ Gordon Martin
---------------------  Director                                      July 6, 1998
Gordon Martin

/s/ Vinod Khosla
---------------------  Director                                      July 6, 1998
Vinod Khosla

---------------------  Director                                      July  , 1998
Franco Regis

/s/ Gary E. Rieschel
---------------------  Director                                      July 6, 1998
Gary E. Rieschel